United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                                 Commission File Number 82-34671

                              Progress Energy Ltd.
             (Exact name of registrant as specified in its charter)
                           1400, 440 - 2nd Avenue S.W.
                            Calgary, Alberta T2P 5E9
                                     Canada
                         Telephone Number: 403-216-2510
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Shares
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i) [ ]                Rule 12h-3(b)(1)(i) [ ]
           Rule 12g-4(a)(1)(ii)[ ]                Rule 12h-3(b)(1)(ii)[ ]
           Rule 12g-4(a)(2)(i) [ ]                Rule 12h-3(b)(2)(i) [x]
           Rule 12g-4(a)(2)(ii)[ ]                Rule 12h-3(b)(2)(ii)[ ]
                                                  Rule 15d-6 -------- [ ]

Approximate number of holders of record as of the certification or notice date: 61 (U.S. holders, determined in accordance with the provisions of Rule 12g3-2(a))

Pursuant to the requirements of the Securities Exchange Act of 1934, Progress Energy, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 26, 2003

PROGRESS ENERGY LTD.

By: /s/ Steven A. Allaire
    ---------------------
    Name:  Steven A. Allaire, C.A.
    Title:  V.P., Finance & CFO
            & Corporate Secretary